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                                                                  EXHIBIT (g)(2)

                 ING CLARION GLOBAL REAL ESTATE SECURITIES, L.P.
                             WAIVER RELIANCE LETTER

                                                         February 18, 2004

ING Clarion Global Real Estate Income Fund
259 North Radnor Chester Road
Second Floor
Radnor, Pennsylvania, 19087

Ladies and Gentlemen:

                  ING Clarion Real Estate Securities, L.P. (the "Advisor") and ING Clarion Global Real Estate Income Fund (the "Trust"), a closed-end management investment company registered under the Investment Company Act of 1940, as amended, have entered into an Investment Management Agreement, dated as of February 18, 2004 (the "Advisory Agreement"), pursuant to which the Advisor has agreed to furnish investment advisory services to the Trust on the terms and subject to the conditions of the Advisory Agreement.

                  The Advisory Agreement provides, among other things, that the Trust will pay to the Advisor as full compensation for all investment advisory services rendered by the Advisor to the Trust under the Advisory Agreement a monthly fee in arrears at an annual rate equal to 0.85% of the average weekly value of the Trust's Managed Assets (as defined in the Advisory Agreement) (such fee being referred to herein as the "Investment Advisory Fee"). The Advisor has covenanted to the underwriters of the Trust's common shares of beneficial interest that the Advisor will waive receipt of certain payments that would be expenses of the Trust, as set forth below. The Advisor understands that you intend to disclose this undertaking in your Registration Statement on Form N-2 and the prospectus included therein. This letter confirms that you may rely on such undertaking for purposes of making disclosure in your Registration Statement and prospectus and authorizes you to offset the appropriate amount of the waived payments described herein against the Investment Advisory Fee.

                  For the period from the commencement of the Trust's operations through February 28, 2009, and for the twelve month periods ending February 28 or 29 in each indicated year during the term of the Advisory Agreement (including any